Exhibit 99.1

Media	Investors
Janis Allen	Christopher Oltmann
(805) 330‑4899	(818) 264‑4907

PennyMac Financial Services, Inc. Reports
First Quarter 2019  Results

Westlake Village, CA,  May 2,  2019 – PennyMac Financial Services, Inc. (NYSE: PFSI) today reported net income of $46.1 million for the first quarter of 2019,  or $0.58  per share on a diluted basis, on revenue of $247.7 million.  Book value per share increased to $21.72 from $21.34 at December 31, 2018.

First Quarter 2019 Highlights

•Pretax income was $60.3 million, up 3 percent from the prior quarter and down 17 percent from the first quarter of 2018

o     Significant interest rate volatility highlighted the importance of our hedging approach and is also driving improving production trends

•Production segment pretax income was $47.0 million, up 85 percent from the prior quarter and 174 percent from the first quarter of 2018

o     Total loan acquisitions and originations were $16.6 billion in unpaid principal balance (UPB), down 15 percent from the prior quarter and up 16 percent from the first quarter of 2018

o     Correspondent government and non-delegated interest rate lock commitments (IRLCs) totaled $7.7 billion in UPB, down 16 percent from the prior quarter and the first quarter of 2018

o     Direct lending IRLCs were $2.7 billion in UPB, up 36 percent from the prior quarter and 57 percent from the first quarter of 2018

o     Correspondent conventional and jumbo acquisition volume fulfilled for PennyMac Mortgage Investment Trust (NYSE: PMT) totaled $8.1 billion in UPB, down 10 percent from the prior quarter and up 92 percent from the first quarter of 2018

•	Servicing segment pretax income was $11.2 million, down 62 percent from the prior quarter and 80 percent from the first quarter of 2018

o     Servicing segment pretax income excluding valuation-related losses was $35.3 million, down 21 percent from the prior quarter and 3 percent from the first quarter of 20181

o     Valuation-related items included a $164.9 million decrease in mortgage servicing rights (MSR) fair value, partially offset by $134.6 million in hedging gains and $4.1 million due to the change in fair value of the excess servicing spread (ESS) liability; net impact on pretax income was $(26.3) million and on EPS was $(0.24)

o     Completed two bulk acquisitions of Ginnie Mae MSR portfolios totaling $16.3 billion in UPB

o     The servicing portfolio grew to $324.7 billion in UPB, up 8 percent from December 31, 2018, and 27 percent from March 31, 2018

•	Investment Management segment pretax income was $2.1 million, down from $2.5 million in the prior quarter and up from $1.0 million in the first quarter of 2018

o     Revenue of $8.8 million, up 12 percent from the prior quarter and 28 percent from the first quarter of 2018

o     PMT raised approximately $147 million in net proceeds from the issuance of common shares during the quarter

o     Net assets under management (AUM) were $1.7 billion, up 10 percent from December 31, 2018, and 12 percent from March 31, 2018

“PFSI’s strong first quarter financial results demonstrate the earnings power of PennyMac Financial’s balanced business model in a declining mortgage rate environment,” said President and CEO David Spector. “Our servicing portfolio grew to $325 billion at the end of the quarter, driven by our industry-leading production activities and $16 billion of bulk acquisitions.  In our Production segment, the investments we have made in our consumer direct lending channel generated strong results as we helped a number of our 1.6 million servicing customers take advantage of lower rates and refinance their homes.  We remain confident that our comprehensive operating platform and sophisticated interest rate risk management capabilities position PennyMac Financial to execute across different market environments and maintain our leadership position in the mortgage industry.”

[1]

Excludes changes in the fair value of MSRs and the ESS liability, and (losses) gains on hedging which were $(164.9) million, $4.1 million, and $134.6 million, respectively, and a $2.2 million reversal of provision for credit losses on active loans in the first quarter of 2019.

The following table presents the contribution of PennyMac Financial’s Production, Servicing and Investment Management segments to pretax income:

	Quarter ended March 31, 2019
	Mortgage Banking
	Production	Servicing	Total	Investment Management	Total
	(in thousands)
Revenue
Net gains on mortgage loans held for sale at fair value	$66,721	$18,055	$84,776	$—	$84,776
Loan origination fees	23,930	—	23,930	—	23,930
Fulfillment fees from PMT	27,574	—	27,574	—	27,574
Net servicing fees	—	80,571	80,571	—	80,571
Management fees	—	—	—	7,248	7,248
Net interest income (expense):
Interest income	14,369	43,964	58,333	—	58,333
Interest expense	3,915	33,621	37,536	7	37,543
	10,454	10,343	20,797	(7)	20,790
Other	488	765	1,253	1,563	2,816
Total net revenue	129,167	109,734	238,901	8,804	247,705
Expenses	82,161	98,571	180,732	6,682	187,414
Pretax income	$47,006	$11,163	$58,169	$2,122	$60,291

Production Segment

Production includes the correspondent acquisition of newly originated government-insured mortgage loans for PennyMac Financial’s own account, the underwriting and acquisition of loans from correspondent sellers on a non-delegated basis, fulfillment services on behalf of PMT and direct lending through the consumer direct and broker direct channels.

PennyMac Financial’s loan production activity for the quarter totaled $16.6 billion in UPB, $8.5 billion of which was for its own account, and $8.1 billion was fee-based fulfillment activity for PMT.  Correspondent government, non-delegated and direct lending IRLCs totaled $10.4 billion in UPB.

Production segment pretax income was $47.0 million, an increase of 85 percent from the prior quarter and 174 percent from the first quarter of 2018.  Production revenue totaled $129.2 million, an increase of 20 percent from the prior quarter and 52 percent from the first quarter of 2018.  The quarter-over-quarter increase resulted from a $29.9 million increase in net gains on mortgage loans held for sale, driven by higher production volumes and margins in our consumer direct production channel.  Net gains on mortgage loans held for sale also includes a $4.2 million benefit from a reduction in the liability for losses under representations and warranties due to a change in estimate.

The components of net gains on mortgage loans held for sale are detailed in the following table:

	Quarter ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands)
Receipt of MSRs in loan sale transactions	$114,957	$141,100	$141,873
Mortgage servicing rights recapture payable to PennyMac Mortgage Investment Trust	(1,123)	(1,259)	(1,425)
Reversal of liability (provision) for representations and warranties, net	3,143	(229)	(379)
Cash investment (1)	(23,023)	(46,260)	(63,594)
Fair value changes of pipeline, inventory and hedges	(9,178)	(33,604)	(5,061)
Net gains on mortgage loans held for sale	$84,776	$59,748	$71,414
Net gains on mortgage loans held for sale by segment:
Production	$66,721	$36,848	$36,198
Servicing	$18,055	$22,900	$35,216

(1)	Net of cash hedge expense

PennyMac Financial performs fulfillment services for conventional conforming and jumbo loans acquired by PMT from non-affiliates in its correspondent production business.  These services include, but are not limited to:  marketing;  relationship management;  the approval of correspondent sellers and the ongoing monitoring of their performance;  reviewing loan data, documentation and appraisals to assess loan quality and risk;  pricing;  hedging and activities related to the subsequent sale and securitization of loans in the secondary mortgage markets for PMT.

Fees earned from the fulfillment of correspondent loans on behalf of PMT totaled $27.6 million in the first quarter, down 4 percent  from the prior quarter and up 131 percent from the first quarter of 2018.  The quarter-over-quarter decrease in  fulfillment fee revenue was driven by lower acquisition volumes by PMT,  partially offset by an  increase in the weighted average fulfillment fee rate to 34  basis points from 32 basis points in the prior quarter.

Net interest income totaled $10.5  million,  a decrease from $15.3 million in the prior quarter and $12.1 million in the first quarter of 2018.  Net interest income included $9.3  million in incentives which the Company is currently entitled to receive under one of its master repurchase agreements to finance mortgage loans that satisfied certain consumer relief characteristics, down from $12.6  million in the prior quarter and $10.2  million in the first quarter of 2018.  The Company expects that it will cease to accrue incentives under the repurchase agreement in the second quarter of 2019.  While there can be no assurance, the Company expects that the loss of such incentives will be partially offset by an improvement in pricing margins.

Production segment expenses were $82.2 million, essentially unchanged from the prior quarter and up 21 percent from the first quarter of 2018.

Servicing Segment

Servicing includes income from owned MSRs,  subservicing and special servicing activities.  Servicing segment pretax income was $11.2 million, down from $29.3 million in the prior quarter and $54.9 million in the first quarter of 2018.  Servicing segment revenues totaled $109.7 million, down 19 percent from the prior quarter and 25 percent from the first quarter of 2018.  The quarter-over-quarter decrease primarily reflects net valuation-related losses driven by the decline in mortgage rates during the quarter, partially offset by increased servicing fees from a larger portfolio.

Net loan servicing fees totaled $80.6 million and included $199.4 million in servicing fees reduced by $92.5 million from the realization of MSR cash flows.  Net valuation-related losses totaled $26.3 million, which included  MSR fair value losses of $164.9 million,  associated hedging gains of $134.6 million and a $4.1 million gain resulting from changes in fair value of the ESS liability.  The MSR fair value losses primarily resulted from expectations for increased prepayment activity driven by the decrease in mortgage rates in the quarter.

The following table presents a breakdown of net loan servicing fees:

	Quarter ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands)
Servicing fees (1)	$199,377	$194,405	$160,673
Effect of MSRs:
Realization of cash flows	(92,475)	(82,250)	(61,176)
Change in fair value of MSRs	(164,939)	(67,277)	127,806
Change in fair value of excess servicing spread financing	4,051	526	(6,921)
Hedging gains (losses)	134,557	59,808	(103,593)
Total change in fair value of MSRs	(118,806)	(89,193)	(43,884)
Net loan servicing fees	$80,571	$105,212	$116,789

(1)	Includes contractually-specified servicing fees

Servicing segment revenue also included $18.1 million in net gains on mortgage loans held for sale from the securitization of reperforming government-insured and guaranteed loans, compared to $22.9 million in the prior quarter and $35.2 million in the first quarter of 2018.  These loans were previously purchased out of Ginnie Mae securitizations as early buyout (EBO) loans and brought back to performing status through PennyMac Financial’s successful servicing efforts, primarily with the use of loan modifications.  Net interest income totaled $10.3 million, up from $6.0  million in the prior quarter and a  net interest expense of $6.3 million in the first quarter of 2018.  Interest income increased by $4.5 million from the prior quarter, primarily driven by higher interest income from an increase in custodial deposit balances and elevated EBO activity, while interest expense was essentially unchanged quarter-over-quarter.

Servicing segment expenses totaled $98.6 million,  down 7 percent from the prior quarter and up 8 percent from the first quarter of 2018.

The total servicing portfolio reached $324.7 billion in UPB at March 31,  2019, an increase of 8 percent from December 31, 2018, and 27 percent from March 31,  2018.  Servicing portfolio growth during the quarter was driven by the Company’s  loan production activities and the completion of $16.3 billion in UPB of bulk MSR acquisitions.  PennyMac Financial subservices and conducts special servicing for $101.3 billion in UPB, an increase of 7 percent from December 31, 2018 and 31 percent from March 31,  2018.  PennyMac Financial’s owned MSR portfolio grew to $219.8 billion in UPB, an increase of 9 percent from the prior quarter end.

The table below details PennyMac Financial’s servicing portfolio UPB:

	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands)
Loans serviced at period end:
Prime servicing:
Owned
Mortgage servicing rights
Originated	$147,987,738	$144,296,544	$125,643,312
Acquisitions	71,846,623	56,757,600	47,843,853
	219,834,361	201,054,144	173,487,165
Mortgage servicing liabilities	1,000,403	1,160,938	1,766,722
Mortgage loans held for sale	2,573,121	2,420,636	2,512,546
	223,407,885	204,635,718	177,766,433
Subserviced for Advised Entities	100,939,297	94,276,938	76,636,300
Total prime servicing	324,347,182	298,912,656	254,402,733
Special servicing:
Subserviced for Advised Entities	348,131	381,216	903,138
Total special servicing	348,131	381,216	903,138
Total loans serviced	$324,695,313	$299,293,872	$255,305,871

Mortgage loans serviced:
Owned
Mortgage servicing rights	$219,834,361	$201,054,144	$173,487,165
Mortgage servicing liabilities	1,000,403	1,160,938	1,766,722
Mortgage loans held for sale	2,573,121	2,420,636	2,512,546
	223,407,885	204,635,718	177,766,433
Subserviced	101,287,428	94,658,154	77,539,438
Total mortgage loans serviced	$324,695,313	$299,293,872	$255,305,871

Investment Management Segment

PennyMac Financial manages PMT for which it earns base management fees and may earn incentive compensation.  Net assets under management were $1.7 billion as of March 31,  2019,  up 10 percent from December 31, 2018, and 12 percent from March 31,  2018.  The quarter-over-quarter change was driven by PMT’s  issuance of approximately $147 million of common shares this quarter.

Pretax income for the Investment Management segment was $2.1  million,  down from $2.5 million in the prior quarter and up from $1.0 million in the first quarter of 2018.  Management fees, which include base management fees from PMT,  increased 11 percent from the prior quarter and 26 percent from the first quarter of 2018 as a result of PMT’s increased assets under management.  Management fees also included incentive fees of $1.1 million, up from $0.7 million in the prior quarter, based on PMT’s  strong financial performance.  No incentive fees were earned in the first quarter of 2018.

The following table presents a breakdown of management fees and carried interest:

	Quarter ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands)
Management fees:
PennyMac Mortgage Investment Trust
Base	$6,109	$5,810	$5,696
Performance incentive	1,139	749	—
	7,248	6,559	5,696
Investment Funds	—	—	79
Total management fees	7,248	6,559	5,775
Carried Interest	—	—	(180)
Total management fees and Carried Interest	$7,248	$6,559	$5,595

Net assets of Advised Entities:
PennyMac Mortgage Investment Trust	$1,727,589	$1,566,132	$1,542,258
Investment Funds	—	—	2,668
	$1,727,589	$1,566,132	$1,544,926

Investment Management segment expenses totaled $6.7 million,  up 25 percent from the prior quarter and 12 percent from the first quarter of 2018.  The quarter-over-quarter increase was driven by increased compensation expenses related to seasonally higher accruals in the beginning of the year.

Consolidated Expenses

Total expenses for the first quarter were $187.4 million, down 3 percent from the prior quarter and up 13 percent from the first quarter of 2018.  The year-over-year change was primarily driven by higher volumes in the Production segment and increased EBO-related activity in the Servicing segment.

***

Executive Chairman Stanford L. Kurland concluded, “This quarter’s results highlight both the ability of our balanced mortgage banking platform to adapt to a changing market environment, and our core culture of continuous improvement.  We are focused on expense management and greater efficiency across the organization, capturing the benefits of scale and utilizing proprietary and third-party technology solutions to realize competitive advantages through lower costs, while maintaining the high quality and effectiveness of our operations.  We believe these initiatives will further differentiate PennyMac Financial from our competition and further solidify our leadership position in the U.S. mortgage market.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at ir.pennymacfinancial.com beginning at 1:30 p.m. (Pacific Time) on Thursday,  May 2,  2019.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.  Additional information about PennyMac Financial Services, Inc. is available at ir.pennymacfinancial.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, the recently completed corporate reorganization, the expected benefits and market and financial impact of the reorganization and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government‑sponsored entities and changes in their current roles or their guarantees or guidelines; changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; certain banking regulations that may limit our business activities; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; changes in prevailing interest rates; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all; our obligation to indemnify third‑party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT if its services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of  regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation of new business activities or investment strategies or expansion of existing business activities or investment strategies; our ability to detect misconduct and fraud; our ability to mitigate cybersecurity risks and cyber incidents; our exposure to risks of loss with real estate investments resulting from adverse weather conditions and man-made or natural disasters; and our organizational structure and certain requirements in our charter documents.  You should not place undue reliance on any forward- looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands, except share amounts)
ASSETS
Cash	$144,266	$155,289	$137,863
Short-term investments at fair value	149,372	117,824	105,890
Mortgage loans held for sale at fair value	2,668,929	2,521,647	2,584,236
Assets purchased from PennyMac Mortgage Investment Trust under agreements to resell pledged to creditors	125,929	131,025	142,938
Derivative assets	121,153	96,347	89,469
Servicing advances, net	284,230	313,197	284,145
Investment in PennyMac Mortgage Investment Trust at fair value	1,553	1,397	1,352
Mortgage servicing rights	2,905,090	2,820,612	2,354,489
Real estate acquired in settlement of loans	1,690	2,250	2,338
Operating lease right-of-use assets	56,239	—	—
Furniture, fixtures, equipment and building improvements, net	33,423	33,374	30,172
Capitalized software, net	45,416	39,748	28,919
Receivable from PennyMac Mortgage Investment Trust	29,951	33,464	27,356
Loans eligible for repurchase	1,094,702	1,102,840	1,018,488
Other	157,057	109,559	95,236
Total assets	$7,819,000	$7,478,573	$6,902,891

LIABILITIES
Assets sold under agreements to repurchase	$2,151,938	$1,933,859	$1,814,282
Mortgage loan participation and sale agreements	547,879	532,251	510,443
Notes payable	1,292,736	1,292,291	1,140,022
Obligations under capital lease	5,091	6,605	16,435
Excess servicing spread financing payable to PennyMac Mortgage Investment Trust at fair value	205,081	216,110	236,002
Derivative liabilities	17,838	3,064	4,476
Operating lease liabilities	76,373	—	—
Mortgage servicing liabilities at fair value	7,844	8,681	12,063
Accounts payable and accrued expenses	162,677	156,212	113,072
Payable to PennyMac Mortgage Investment Trust	76,494	104,631	117,987
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	46,537	46,537	46,037
Income taxes payable	414,636	400,546	58,956
Liability for loans eligible for repurchase	1,094,702	1,102,840	1,018,488
Liability for losses under representations and warranties	17,982	21,155	20,429
Total liabilities	6,117,808	5,824,782	5,108,692

STOCKHOLDERS' EQUITY
Common stock—authorized 200,000,000 shares of $0.0001 par value; issued and outstanding, 78,317,843, 77,480,172, and 25,195,436 shares, respectively	8	8	2
Additional paid-in capital	1,311,914	1,310,648	221,495
Retained earnings	389,270	343,135	282,114
Total stockholders' equity attributable to PennyMac Financial Services, Inc. common stockholders	1,701,192	1,653,791	503,611
Noncontrolling interests in Private National Mortgage Acceptance Company, LLC	—	—	1,290,588
Total stockholders' equity	1,701,192	1,653,791	1,794,199
Total liabilities and stockholders’ equity	$7,819,000	$7,478,573	$6,902,891

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands, except earnings per share)
Revenue
Net mortgage loan servicing fees:
Mortgage loan servicing fees
From non-affiliates	$166,790	$163,565	$135,483
From PennyMac Mortgage Investment Trust	10,570	11,524	11,019
Ancillary and other fees	22,017	19,316	14,171
	199,377	194,405	160,673
Change in estimated fair value of mortgage servicing rights and excess servicing spread financing	(118,806)	(89,193)	(43,884)
Net mortgage loan servicing fees	80,571	105,212	116,789
Net gains on mortgage loans held for sale at fair value	84,776	59,748	71,414
Mortgage loan origination fees	23,930	26,165	24,563
Fulfillment fees from PennyMac Mortgage Investment Trust	27,574	28,591	11,944
Net interest income:
Interest income	58,333	57,733	42,615
Interest expense	37,543	36,461	36,745
	20,790	21,272	5,870
Management fees, net:
From PennyMac Mortgage Investment Trust	7,248	6,559	5,696
From Investment Funds	—	—	79
	7,248	6,559	5,775
Carried Interest from Investment Funds	—	—	(180)
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	192	(87)	182
Results of real estate acquired in settlement of loans	274	410	(28)
Revaluation of payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	—	1,126	—
Other	2,350	2,205	1,872
Total net revenue	247,705	251,201	238,201
Expenses
Compensation	106,600	99,353	102,013
Servicing	30,293	41,518	26,299
Technology	15,966	15,056	14,620
Loan origination	14,497	12,936	6,377
Professional services	5,881	9,173	2,115
Occupancy and equipment	6,776	7,151	5,738
Marketing	1,325	1,553	2,161
Other	6,076	6,155	5,882
Total expenses	187,414	192,895	165,205
Income before provision for income taxes	60,291	58,306	72,996
Provision for income taxes	14,156	5,346	6,070
Net income	46,135	52,960	66,926
Less: Net income attributable to noncontrolling interest	—	14,211	50,307
Net income attributable to PennyMac Financial Services, Inc. common stockholders	$46,135	$38,749	$16,619

Earnings per share
Basic	$0.59	$0.65	$0.70
Diluted	$0.58	$0.63	$0.67
Weighted-average common shares outstanding
Basic	77,653	59,876	23,832
Diluted	79,286	61,468	79,461